Exhibit 21.1

OVINTIV INC.

Significant Subsidiaries

December 31, 2025

1.
2670446 Alberta ULC, incorporated in Alberta
2.
2681134 Alberta Ltd., incorporated in Alberta
3.
Alenco Inc., incorporated in Delaware
4.
Ovintiv Canada ULC, incorporated in British Columbia
5.
Ovintiv Holdings Finance Partnership, registered in Delaware
6.
Ovintiv USA Inc., incorporated in Delaware